UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Consent Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BARNWELL INDUSTRIES, INC.

(Exact name of registrant as specified in charter)

Ned L. Sherwood
MRMP-Managers LLC
Ned L. Sherwood Revocable Trust
James C. Cornell
Heather Isidoro
Stuart I. Oran
Gregory W. Sullivan

(Name of Persons Filing Consent Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

FOR IMMEDIATE RELEASE

Barnwell Industries Claims Open to Resolution – All Talk, No Action

Vero Beach, Florida, May 1, 2025 – The Sherwood Group, a long-term and significant shareholder with approximately 29.90% of the issued and outstanding shares of Barnwell Industries, Inc. (“Barnwell” or “BRN”) today issued the following letter to Barnwell shareholders:

Dear Barnwell Shareholders:

To set the record straight, the Sherwood Group has made repeated efforts to work constructively with this management team. Over the last four years, the Sherwood Group has entered into two separate cooperation agreements and offered strategic recommendations aimed at strengthening the business, improving operational efficiency, and reducing costs. Even after all of this —we saw no meaningful progress.

Instead the Barnwell Board has spent more than $6 million over this period currently equal to approximately 50% of the company’s market capitalization, continuously hires high-priced law firms, instituting poison pills, bylaw changes and other shareholder unfriendly actions in order to entrench themselves and waste valuable corporate funds.

We believe responsible stewardship includes making every effort to avoid wasteful disputes when there may be an opportunity to settle differences privately and productively. We’ve honored that principle time and again. We have shown flexibility and creativity with our settlement proposals. They haven’t. They have consistently misrepresented settlement discussions and my intent to settle.

Further, despite giving them several years of cooperation, the fundamentals did not improve. The management team has consistently failed to deliver on the core issues that matter to shareholders. There has been a persistent lack of execution, a lack of accountability, and ultimately, a lack of shareholder returns.

At this point, enough is enough. The time for negotiation has passed. The Sherwood Group tried that for several months prior to initiating its consent solicitation but the only thing the incumbent directors (Kinzler, Grossman and Horowitz) cared about was status quo. Shareholders deserve leadership that delivers results—not excuses.

Let me be clear: I’m not here to take control. I’m here, as a 30% shareholder, to focus on what we need, where we need to fortify operations, and what strategic additions we must make to drive value for all investors. That is why I selected a board of myself and four independent directors with specific expertise who can help see this Company forward and hopefully turn this investment into something valuable for all shareholders.

We urge all shareholders to approve and submit the BLUE consent card by mail or electronically as soon as possible so that we can begin our BRN turnaround efforts to benefit all shareholders.

If you have any questions or require any assistance in executing your consent, please contact:

Alliance Advisors

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

Shareholders call toll-free: 1 (833) 215-7301

Email: brn2025@allianceadvisors.com

Your participation is critical in this process, and we appreciate your support.

Ned Sherwood

Additional Information

Ned L. Sherwood, MRMP-Managers LLC, Ned L. Sherwood Revocable Trust, James C. Cornell, Heather Isidoro, Stuart I. Oran, and Gregory W. Sullivan (collectively, the “Participants”) have filed a definitive consent statement and accompanying form of consent card with the SEC for use in connection with the solicitation of consents from the stockholders of Barnwell Industries, Inc. (the “Company”). All stockholders of the Company are advised to read the definitive consent statement and other documents related to the solicitation of consents by the Participants because they contain important information, including additional information related to the Participants. The definitive consent statement and an accompanying BLUE consent card has been, or will be, furnished to some or all of the Company’s stockholders and is, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/ and from the Participants’ consent solicitor, Alliance Advisors, by requesting a copy via email to brn2025@allianceadvisors.com. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive consent statement in accordance with Schedule 14A, filed by the Participants with the SEC on March 14, 2025. This document is available free of charge from the sources indicated above.

For media inquiries or further information, please contact:

Alyssa Barry

Media Relations, Alliance Advisors

abarry@allianceadvisors.com

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